REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Circle Group Holdings, Inc.

We have reviewed the accompanying consolidated balance sheets of Circle Group Holdings, Inc. as of June 30, 2005 and 2004, and the related statements of operations, and cash flows for the three-month and six-month periods then ended. These consolidated financial statements are the responsibility of the company's management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to the consolidated financial statements that might be necessary should the Company be unable to continue as a going concern.


/s/Spector & Wong, LLP
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Pasadena, CA
August 9, 2005